Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports Third Quarter 2010
Operating and Financial Results
conference call begins at 9:00 a.m. eastern time

TARRYTOWN, N.Y. (November 9, 2010) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced operating and financial results for the three and nine months ended September 30, 2010, and provided an update with respect to the Company’s key business initiatives.

“During the third quarter, we were disappointed to receive a refusal to file letter from the U.S. Food and Drug Administration (FDA) for our New Drug Application (NDA) for Ceplene®,” stated Jack Talley, EpiCept President and CEO. “However, we are pleased that our recent meeting with the FDA and our agreement with them on the outline of a Phase III trial provide a clear regulatory path for approval of Ceplene® in the U.S. We expect such a trial to commence in 2011. Also, we have filed an application with the FDA to grant Ceplene® fast track status, which should permit an expedited review of the Ceplene® NDA once it is filed, among other benefits.”

Business Update

•	Ceplene® — approved in the European Union for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most deadly form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries.

In August 2010, EpiCept received a refusal to file letter from the FDA on the New Drug Application to market Ceplene® with low-dose interleukin-2 (IL-2) for the prevention of relapse of AML patients in first remission. In October 2010, EpiCept reached an agreement with the FDA on a regulatory path forward for Ceplene®. A new trial will be required to demonstrate Ceplene’s activity in conjunction with low-dose IL-2 as remission maintenance therapy for AML patients in first complete remission. EpiCept has reached agreement with the FDA for a two-arm, randomized, open-label trial that will compare the efficacy of Ceplene® plus low-dose IL-2 to standard of care in this indication. Based on FDA guidance, the primary endpoint of the trial will be overall patient survival. EpiCept’s previous Phase III trial demonstrated a statistically significant prolongation of the primary endpoint of leukemia free survival and an advantage in increased overall survival of more than an extra year of life in patients in their first complete remission. Ceplene® has been granted orphan drug status in the United States, which provides seven years of marketing exclusivity from the approval date.

Meda launched marketing activities during the second quarter of 2010 in the United Kingdom, Germany and Austria and is seeking reimbursement approval in Spain, Italy and France as well as several other countries in the European Union. Approval from many of these countries is expected beginning in the next few months. Meda continues to make progress in its long term strategy to position Ceplene® as the standard of care in AML relapse prevention by continuing to gain commitments by key leading physicians to treat their patients with Ceplene® and by incorporating the use of Ceplene® into treatment guidelines in major countries. Sales of Ceplene® were not material in the third quarter of 2010 and are not expected to grow significantly until 2012.

During the third quarter of 2010, EpiCept’s appeal of a decision by Health Canada not to provide data protection for Ceplene® was denied by a federal court in Canada. Lack of data protection in Canada for an innovative drug such as Ceplene® eliminates any right to sales exclusivity by EpiCept and enables competition to seek approval to sell generic equivalents immediately. EpiCept expects to appeal the court’s decision and may withdraw its New Drug Submission until the appeals process is completed. If the application is withdrawn, EpiCept retains the right to re-file the application at any time over the next five years without prejudice.

EpiCept is continuing patient enrollment into its post-approval clinical study with Ceplene®. The Company plans to enroll up to 150 patients at approximately 30 centers across Europe with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The two primary objectives of the study are to further demonstrate the clinical pharmacology of Ceplene® by assessing certain immunologic biomarkers in AML patients in first remission, and to measure the effect of Ceplene® and low-dose IL-2 on minimal residual disease in the same patient population. The Company intends to use this data to meet its post-approval commitment and to seek a refinement of Ceplene’s European labeling. The data will also have value to prescribing hematologists. Enrollment into the trial is on track and data is expected to be reported beginning in late 2011.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In October 2010, the Company presented interim data on 370 patients from its Phase IIb trial for EpiCept™ NP-1 in chemotherapy-induced peripheral neuropathy (CPN), which is being conducted by National Cancer Institute (NCI)-funded Community Clinical Oncology Program. The interim results demonstrated that NP-1 provided a statistically significant reduction in pain in patients whose cancers were treated with taxanes, 94% of whom were breast cancer patients. CPN may affect 50% of women undergoing treatment for breast cancer.

The double-blind, randomized placebo-controlled study has enrolled approximately 485 patients suffering from painful CPN for at least 28 days following the conclusion of chemotherapy. The primary endpoint of the six-week trial is change in average daily neuropathy intensity scores from baseline to the endpoint. Secondary endpoints include the percentage of patients whose neuropathy intensity decreases at least 30% from baseline as well as various other measures. Top line data from the study is expected to become available by year end 2010.

EpiCept intends to partner NP-1 prior to the commencement of the Phase III program in order to share the costs and development risk, and ultimately to have that partner market the product globally upon approval. Partner negotiations have reached an advanced stage.

•	CrolibulinTM — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. The NCI is co-funding a new Phase Ib trial to assess safety and efficacy of crolibulinTM in association with standard of care in certain solid tumors. The protocol for this trial is currently under review. The trial is expected to commence during the fourth quarter of 2010 and is progressing on schedule.

•	Azixa™* — a compound discovered by EpiCept and licensed to Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.), as part of an exclusive, worldwide development and commercialization agreement. Azixa™ is currently being evaluated in Phase II trials. In June 2010, Myrexis reported results from two of the Phase II trials, in metastatic melanoma in combination with temozolomide and in recurrent glioblastoma in combination with carboplatin, at the annual meeting of the American Society for Clinical Oncology (ASCO). Myrexis will present a poster with updated results from an ongoing, open-label Phase 2 monotherapy study of Azixa™ in treatment-experienced patients with glioblastoma multiforme (GBM) at the 2010 Society for Neuro-Oncology Scientific Meeting and Education Day on November 19, 2010 in Montreal, Canada. The presentation will focus on the subset of enrolled patients with the poorest prognosis who had relapsed following both first- and second-line chemotherapy, including Avastin® (bevacizumab).

The dosing of the first patient in a Phase III trial for Azixa™ triggers a milestone payment to EpiCept.

Financial and Operating Highlights

For the third quarter of 2010, the net loss attributable to common stockholders was $3.2 million, or $0.06 per share, compared with a net loss attributable to common stockholders of $4.8 million, or $0.11 per share, for the third quarter of 2009. For the nine months ended September 30, 2010, the net loss attributable to common stockholders was $12.6 million, or $0.27 per share, compared with a net loss attributable to common stockholders of $34.4 million, or $0.89 per share, for the nine months ended September 30, 2009. As of September 30, 2010, EpiCept had cash and cash equivalents of $3.6 million and 50.4 million shares outstanding.

Third Quarter and Nine Months 2010 vs. Third Quarter and Nine Months 2009

Revenue
The Company recognized revenue of $0.3 million during the third quarter of 2010, compared with $0.1 million during the third quarter of 2009. The Company recognized revenue of $0.7 million during the nine months ended September 30, 2010, compared with $0.3 million during the nine months ended September 30, 2009. For the third quarter of 2010, revenue consisted primarily of the recognition of license fee payments previously received from the Company’s strategic alliances, revenues from the sales of Ceplene® to Meda and product royalties. For the third quarter of 2009, revenue consisted primarily of the recognition of license fee payments previously received from the Company’s strategic alliances.

Selling, General and Administrative Expense
Selling, general and administrative expense in each of the third quarters of 2010 and 2009 was $1.9 million. Selling, general and administrative expense in both of the nine months ended September 30, 2010 and 2009 was $5.6 million. EpiCept expects selling, general and administrative expenses to decline modestly over the next few quarters.

Research and Development (R&D) Expense
R&D expense in the third quarter of 2010 decreased by approximately 36%, or $1.1 million, to $2.1 million compared with $3.2 million in the third quarter of 2009. R&D expense for the nine months ended September 30, 2010 decreased by approximately 28%, or $2.5 million, to $6.7 million compared with $9.2 million for the nine months ended September 30, 2009. The decrease in R&D expense was primarily related to lower salary and salary-related expenses and facility costs related to closing the research facility in San Diego in 2009, lower license fees and lower clinical trial expenses for Ceplene®, partially offset by higher regulatory fees for Ceplene®. A substantial portion of the Company’s R&D expense in 2010 related to regulatory costs associated with the Company’s NDA filing of Ceplene®.

Other Income (Expense)
Other income (expense) during the third quarter of 2010 amounted to net income of $0.8 million, compared with net income of $0.2 million in the third quarter of 2009. The primary component of other income (expense) in both quarters is foreign exchange gain. Other income (expense) for the nine months ended September 30, 2010 amounted to net expense of $0.5 million, compared with net expense of $19.8 million for the nine months ended September 30, 2009. Other expense, net for the nine months ended September 30, 2010 was impacted by a $0.4 million foreign exchange loss incurred as a result of the increased strength of the U.S. dollar compared with the euro. Interest expense of $19.9 million was recorded in the first nine months of 2009, which included $10.5 million in amortization of debt issuance costs and debt discount related to the conversion of $24.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 9.1 million shares of its common stock.

Liquidity

As of September 30, 2010 EpiCept had approximately $3.6 million in cash and cash equivalents. On October 29, 2010, the Company was notified by the Internal Revenue Service that its application for the Qualifying Therapeutic Discovery Project Program was certified and a grant in the amount of $0.7 million was approved. Grant funds are expected to be received in November 2010. On November 8, 2010, the Company announced that it entered into definitive agreements for the purchase of approximately 3.3 million shares of its common stock at $0.61 per share, and five-year warrants to purchase up to approximately 1.3 million shares of common stock at an exercise price of $0.56 per share. EpiCept will receive approximately $1.9 million in net proceeds from the offering, which is expected to close on or about November 10, 2010. The Company believes that its cash at September 30, 2010 plus the proceeds from the public offering and the grant from the Internal Revenue Service is sufficient to fund operations into the first quarter of 2011.

On November 6, 2010 the Company provided an update with respect to its financing plans. The key element of the plan is a non-equity financing transaction that, if completed, will support the Company’s operations through at least year-end 2011. The Company anticipates that the transaction, which is subject to completion of due diligence and execution of mutually-satisfactory documentation, will close before year-end, but should the transaction not close or the proceeds be less than anticipated the Company may determine to seek additional or alternative sources or types of financing, including equity financing. EpiCept may delay or cancel some of its planned activities until results of the financing plan become more apparent.

EpiCept plans to out-license its NP-1 compound to a third party who will agree to complete clinical development and commercialize the product upon receipt of necessary regulatory approvals. Discussions with prospective partners are progressing, however at this time it is not possible to determine whether or when such an agreement might be concluded or the amount of any fees that may be paid to EpiCept in connection with the agreement.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on November 9, 2010 beginning at 9:00 a.m. Eastern Standard Time.

To participate in the live call and be able to participate in the question and answer session, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 23440601) prior to the start of the conference. The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 23440601).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that the financing will not successfully close or that the proceeds thereof will be materially less than anticipated, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCeptTM NP-1 or crolibulinTM will not be successful, the risk that EpiCept™ NP-1 or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; the risk that our securities may be delisted from Nasdaq; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	September 30,	December 31,
	2010	2009
Cash and cash equivalents	$3,580	$5,142
Inventory	1,579	1,315
Property and equipment, net	255	360
Total assets	6,725	7,514
Accounts payable and other accrued liabilities	4,764	4,054
Deferred revenue	14,038	9,622
Notes and loans payable	1,417	1,952
Total stockholders’ deficit	(14,194)	(9,079)
Total liabilities and stockholders’ deficit	$6,725	$7,514

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2010	2009	2010	2009
Product net revenues	16	—	80	—
Licensing and other revenues	241	116	623	322

Total net revenues	$257	$116	$703	$322

Operating expenses:
Cost of product net revenues	333	—	423	—
Selling, general and administrative	1,855	1,897	5,632	5,652
Research and development	2,077	3,239	6,669	9,221

Total operating expenses	4,265	5,136	12,724	14,873

Loss from operations	(4,008)	(5,020)	(12,021)	(14,551)

Other income (expense):
Interest income	2	11	5	26
Foreign exchange gain (loss)	887	268	(357)	361
Interest expense	(49)	(72)	(187)	(19,905)
Change in value of warrants and derivatives	—	—	—	(305)

Other income (expense), net	840	207	(539)	(19,823)

Net loss before income taxes	(3,168)	(4,813)	(12,560)	(34,374)
Income taxes	—	—	(5)	(4)

Net loss	$(3,168	$(4,813	$(12,565	$(34,378)
Basic and diluted loss per common share	$(0.06	$(0.11)	$(0.27	$(0.89)

Weighted average common shares outstanding *	50,393,488	43,740,960	46,298,964	38,827,626

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Nine months Ended Sept. 30,
	2010	2009
Net cash used in operating activities	$(7,279)	$(25,714)
Net cash provided by (used in) investing activities	45	(65)
Net cash provided by financing activities	5,673	34,489
Effect of exchange rate changes on cash	(2)	(8)

Net increase (decrease) in cash and cash equivalents	(1,562)	8,702
Cash and cash equivalents at beginning of period	5,142	790

Cash and cash equivalents at end of period	$3,580	$9,492

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Nine Months Ended Sept. 30,
	2010	2009
Stockholders’ deficit at beginning of period	$(9,079)	$(17,730)
Net loss for the period	(12,565)	(34,378)
Stock-based compensation expense	684	1,003
Foreign currency translation adjustment	468	(451)
Share, option and warrant issuance	6,259	21,896
Exercise of options and warrants	39	—
Conversion of convertible subordinated notes into common stock	—	24,500

Stockholders’ deficit at end of period	$(14,194)	$(5,160)

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